Exhibit 99.2

Public relations contact
Stacy Martinet
Adobe
adobepr@adobe.com

Investor relations contact
Jonathan Vaas
Adobe
ir@adobe.com

FOR IMMEDIATE RELEASE

Adobe Announces Executive Retirement
CFO John Murphy to Retire
SAN JOSE, Calif. — March 23, 2021 — Adobe (Nasdaq:ADBE) today announced that executive vice president and CFO John Murphy intends to retire in 2021 to spend more time with family and friends and focus on philanthropy. Murphy will stay on as needed to ensure an orderly transition as the company identifies a successor. Adobe will be conducting a search and evaluating internal and external candidates.

“John has made significant contributions to Adobe for which I’m deeply grateful and I wish him well as he pursues his passion for philanthropy,” said Shantanu Narayen, president and CEO, Adobe.

Murphy and the entire Finance and Operations organization have played an instrumental role in Adobe’s growth. During his tenure, Adobe’s revenue grew from over $7 billion in 2017 to over $12 billion in 2020. The company successfully acquired and integrated several leading technology companies, including Magento, Marketo, Allegorithmic, and most recently, Workfront. Murphy oversaw a successful debt issuance program in January 2020.

A graduate of the University of Southern California, Murphy serves on the Board of the USC Marshall School of Business. He is an advocate for advancing educational opportunities for inner-city youth and serves as a sponsor and mentor to diverse and minority executives.

Coincident with this announcement today, Adobe announced record Q1 revenue and raised its annual targets for FY21.

About Adobe
Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.

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